PRESS RELEASE	For Immediate Release

Anthony F. Crudele, Chief Financial Officer Randy Guiler, Director, Investor Relations (615) 366-4600

200	Powell Place Investors: Cara O’Brien/Melissa Myron/Rachel Albert

Brentwood, Tennessee 37027 www.myTSCstore.com	Media: Melissa Merrill Financial Dynamics (212) 850-5600

TRACTOR SUPPLY COMPANY REPORTS
FOURTH QUARTER AND FULL YEAR RESULTS
~ Fourth Quarter Net Income Increases 40% ~
~ Fourth Quarter Same-Store Sales Increase 10% ~
~ Full Year EPS Grows 33% ~

Brentwood, Tennessee, February 1, 2006 – Tractor Supply Company (NASDAQ: TSCO), the largest retail farm and ranch store chain in the United States, today announced financial results for its fourth fiscal quarter and full fiscal year ended December 31, 2005. Additionally, the Company provided its current outlook for fiscal 2006.

Fourth Quarter Results
Net sales increased 31.1% to $597.9 million from $456.0 million last year. Since fiscal 2005 was a 53-week year, the fourth quarter of fiscal 2005 contained 14 weeks of operations compared to 13 weeks in the fourth quarter of fiscal 2004. Sales for the additional week accounted for approximately 6.9% of the total sales increase for the quarter.

Same-store sales increased 10.0% compared with last year’s 7.7% gain. Due to the timing of the New Year’s holiday, there was one additional selling day in the fourth quarter of fiscal 2005, which accounted for approximately one percentage point of the same-store sales increase. Higher selling prices in certain categories, such as steel and petroleum-based products, contributed approximately 50 basis points of the same-store sales increase. The Company’s same-store sales improvement was strongest in agricultural, seasonal, livestock and pet products, and clothing, with the greatest strength in the southern stores.

Gross margin increased 31.2% to $190.8 million as a result of the increase in sales volume. Gross margin, as a percentage of sales, remained unchanged from the prior year at 31.9%. Margin gains realized through improved product mix, increased importing and reduced discounting were largely offset by higher transportation costs. Selling, general and administrative expenses as a percentage of sales decreased 70 basis points to 22.1% compared to 22.8% last year. This was primarily due to leveraging occupancy and advertising expenses and was partially offset by higher incentive compensation costs.

Depreciation and amortization increased 29.1% as a result of increased capital expenditures over the past 12 months that were primarily for increased distribution capacity, new and relocated store growth, and additional technology investments. As a percentage of sales, depreciation and amortization decreased three basis points. The Company’s effective income tax rate increased to 36.8%, largely due to a higher effective state income tax rate due to the mix of business by state and an unfavorable comparison to the impact of changes in allocation factors in the prior year.

Net income for the quarter increased 40.4% to $30.9 million, or $0.75 per diluted share, compared to $22.0 million, or $0.54 per diluted share, for the comparable quarter in 2004.
During the fourth quarter, the Company opened 18 new stores, acquired an additional 16 stores through the purchase of Del’s Farm Supply in mid-November, relocated six stores and closed one store. This compares to 15 new and seven relocated stores in the fourth quarter of 2004.

Jim Wright, President and Chief Executive Officer, stated, “During the fourth quarter, we generated very strong same-store sales on top of solid increases in the prior three comparable quarters. We are pleased with our ability to not only drive top line gains but to also improve our profitability, as evidenced by our 80 basis point improvement in operating margin. Our performance was driven by the entire team’s strong execution during the quarter. We successfully anticipated our customers’ needs, our stores were in excellent condition, our merchandise presentation was better than ever, our advertising was compelling, and our customers responded very positively to these efforts. At the same time, we also continued to improve our product sourcing, generate distribution efficiencies, and contain operating costs at the store level.”

Full Year Results
For the fiscal year, net sales increased 18.9% to $2,068.0 million and same-store sales increased 5.7% after last year’s 9.9% gain. Fiscal 2005 included an additional week compared to last year, which accounted for approximately 1.8% of the sales increase.

Gross margin increased 76 basis points to 30.9%, primarily resulting from lower product costs that were partially offset by higher transportation costs. As a result of spending on 2005 growth initiatives, selling, general and administrative expenses increased 18.5%, representing 22.7% of sales, compared to 22.8% of sales in fiscal 2004.

Depreciation and amortization expense increased 25.1%, while remaining consistent at 1.6% of sales compared to 2004, largely due to the capital expenditures previously mentioned. The Company’s effective income tax rate increased 45 basis points to 36.4%, largely due to a higher effective state income tax rate due to the mix of business by state.

Net income for fiscal 2005 increased 33.7% to $85.7 million, or $2.09 per diluted share, compared to net income of $64.1 million, or $1.57 per diluted share, in fiscal 2004. In 2004, the Company relocated its store support center and incurred an approximate $2.1 million after-tax charge. Excluding this charge, net income increased 29.5% in fiscal 2005.

During fiscal 2005, the Company opened 65 new stores, acquired an additional 16 stores through the purchase of Del’s Farm Supply, relocated 18 stores and closed one store. In the prior year, the Company opened 53 new stores, relocated 20 stores and closed one store.

Fiscal 2006 Outlook
The Company anticipates net sales for fiscal 2006 (a 52-week fiscal year) will range between approximately $2,350 million and $2,400 million, an increase of approximately 13.6% to 16.1% over fiscal 2005 (a 53-week fiscal year). The Company’s guidance assumes a same-store sales increase of 3.0% to 4.0% and the addition of approximately 78 to 80 new stores and 19 relocations.

The Company expects net income to range between approximately $95 and $99 million, or $2.32 to $2.39 per diluted share, which includes the expected impact of adopting the required accounting treatment for stock options. The Company currently expects to recognize compensation expense of approximately $6.9 million ($4.4 million after-tax), or approximately $0.11 per diluted share, in fiscal 2006, relating to the new accounting rules governing stock options. The application of these new rules to fiscal 2005 and 2004 would have resulted in the recognition of additional expense of $6.1 million ($3.9 million after-tax) and $6.4 million ($4.1 million after-tax), also approximately $0.10 per diluted share, respectively.

Total capital expenditures are expected to range between $75 and $80 million, which includes approximately $11 million for the purchase of certain real estate sites for new store growth.

Mr. Wright concluded, “I am extremely pleased with our results for the full year. Our passion to serve those who live the rural lifestyle combined with our ability to adapt to the changing marketplace allowed us to further our track record of success. In addition to generating record top and bottom line results, we also successfully executed the many objectives we outlined at the beginning of the year that were designed to support and enhance our future growth. Specifically, we opened two new distribution centers and closed one, introduced compelling new merchandising strategies, implemented new technologies that will streamline our processes, and acquired a second retail concept that will provide additional opportunities to expand our footprint. We have worked diligently to establish a solid foundation from which to expand our business and we look forward to building upon these successes in 2006.”

Tractor Supply Company will be hosting a conference call at 5:00 p.m. Eastern Time today, February 1, 2006, to discuss the quarterly results. The call will be simultaneously broadcast over the Internet on the Company’s homepage at www.myTSCstore.com and can be accessed under the subheading “Investor Relations.”

At December 31, 2005, Tractor Supply Company operated 595 stores in 37 states and one store in British Columbia. The Company’s stores are focused on supplying the lifestyle needs of recreational farmers and ranchers. The Company also serves the maintenance needs of those who enjoy the rural lifestyle, as well as tradesmen and small businesses. Stores are located in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) equine, animal and pet products, including everything necessary for their health, care, growth and containment; (2) maintenance products for agricultural and rural use; (3) hardware and tool products; (4) seasonal products, including lawn and garden power equipment; (5) truck, trailer and towing products; and (6) work clothing for the entire family.

Forward Looking Statements:

As with any business, all phases of the Company’s operations are subject to influences outside its control. This information contains certain forward-looking statements, including statements regarding estimated results of operations in future periods. These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. These factors include general economic cycles affecting consumer spending, weather factors, operating factors affecting customer satisfaction, consumer debt levels, inflation, pricing and other competitive factors, the ability to attract, train and retain qualified employees, the ability to identify suitable locations and negotiate favorable lease agreements on new and relocated stores, the timing and acceptance of new products in the stores, the mix of goods sold, the continued availability of favorable credit sources, capital market conditions in general and the seasonality of the Company’s business. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(Financial tables to follow)S.CONT

Results of Operations
(in thousands, except per share amounts)

	FOURTH QUARTER ENDED				FISCAL YEAR ENDED
	Dec. 31, 2005 (a)		Dec. 25, 2004 (b)		Dec. 31, 2005 (c)		Dec. 25, 2004
		(Unaudited)
		% of		% of		% of		% of
		Sales		Sales		Sales		Sales

Net sales	$597,934	100.0%	$455,986	100.0%	$2,067,979	100.0%	$1,738,843	100.0%
Cost of merchandise sold	407,115	68.1	310,587	68.1	1,428,428	69.1	1,214,156	69.8

Gross margin	190,819	31.9	145,399	31.9	639,551	30.9	524,687	30.2
Selling, general and administrative expenses	131,956	22.1	103,814	22.8	469,087	22.7	395,955	22.8
Depreciation and amortization	9,416	1.5	7,295	1.6	34,020	1.6	27,186	1.6

Income from operations	49,447	8.3	34,290	7.5	136,444	6.6	101,546	5.8
Interest expense, net	542	0.1	698	0.2	1,632	0.1	1,440	0.1

Income before income taxes	48,905	8.2	33,592	7.3	134,812	6.5	100,106	5.7
Income tax provision	18,003	3.0	11,584	2.5	49,143	2.4	36,037	2.0

Net income	$30,902	5.2%	$22,008	4.8%	$85,669	4.1%	$64,069	3.7%

Net income per share:
Basic	$0.78		$0.58		$2.19		$1.68

Diluted	$0.75		$0.54		$2.09		$1.57

Weighted average shares outstanding (000’s):
Basic	39,386		38,285		39,055		38,148

Diluted	41,182		40,639		40,980		40,689

(a)	Fiscal quarter reflects 14 weeks of operations compared to 13 weeks in the prior year.

(b)	The financial statements for the fourth quarter of 2004 have been restated herein to reflect the Company’s change in accounting for leases and tenant improvement allowances.

(c)	Fiscal year reflects 53 weeks of operations compared to 52 weeks in the prior year.

Balance Sheet

(in thousands)

	Dec. 31,	Dec. 25,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$21,203	$28,941
Inventories	460,751	385,127
Prepaid expenses and other current assets	38,380	32,753
Deferred income taxes	11,079	11,584

Total current assets	531,413	458,405
Property and equipment, net	258,475	213,634
Goodwill	12,436	—
Deferred income taxes	7,530	—
Other assets	4,941	6,446

TOTAL ASSETS	$814,795	$678,485

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$185,397	$147,950
Accrued employee compensation	11,401	10,703
Accrued expenses	91,413	79,544
Current portion of capital lease obligations	1,049	882
Income taxes currently payable	1,421	—

Total current liabilities	290,681	239,079
Revolving credit loan	8,212	32,279
Capital lease obligations	2,527	2,465
Deferred income taxes	—	5,710
Other long-term liabilities	35,677	28,368

Total liabilities	337,097	307,901

Stockholders’ equity:
Common stock	315	306
Additional paid-in capital	99,047	77,600
Foreign currency translation adjustments	(11)	—
Retained earnings	378,347	292,678

Total stockholders’ equity	477,698	370,584

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$814,795	$678,485